SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

PARK CITY GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	000-03718	37-1454128
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

299 South Main Street, Suite 2370, Salt Lake City, Utah	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (435) 645-2100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2013, Park City Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) to sell an aggregate total of 314,286 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for $3.50 per share (the “Purchaser Shares”) (the “Financing”).  In connection with the Financing, the Company also issued warrants to the Purchasers (each a “Purchaser Warrant” and collectively, the “Purchaser Warrants”) to purchase an aggregate total of 103,714 shares Common Stock (the “Purchaser Warrant Shares”). Each Purchaser Warrant expires five years from the date of issuance and is exercisable for $3.50 per share.

The Company and the Purchasers also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), wherein the Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) within 45 days to register the Purchaser Shares and Purchaser Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”).

A copy of the press release announcing the Financing, as well as certain other transactions described in this Current Report on Form 8-K, is attached as Exhibit 99.1.

The transactions contemplated by the Purchase Agreement closed on March 14, 2013. Dawson James Securities, Inc. served as the sole placement agent for the Financing (the “Placement Agent”).  As partial consideration for its services, the Placement Agent was issued a warrant to purchase 18,857 shares of Common Stock (“Placement Agent Warrant”).

Item 3.02 Unregistered Sales of Equity Securities.

On March 13, 2013, the Company also accepted subscriptions from certain other accredited investors (the “Investors”), to purchase an aggregate total of 294,000 shares of Common Stock on substantially the same terms and conditions as those offered to the Purchasers in the Financing (the “Investor Shares”), which included the issuance of warrants to purchase an aggregate of 97,020 shares of Common Stock (“Investor Warrants”).  In addition, the Investors were granted certain piggyback registration rights.

The issuance of the Purchaser Shares resulted in gross proceeds to the Company of approximately $1.1 million, and the issuance of the Investor Shares is anticipated to result in additional gross proceeds to the Company of approximately $1.02 million. The net proceeds from the issuance of the Shares, or approximately $2.12 million, are expected to be used to finance the redemption of the Company’s Series A Convertible Preferred Stock (“Series A Preferred”) (the “Series A Redemption”), as more particularly described in Item 8.01 of this Current Report on Form 8-K.

The Purchaser Shares, Investor Shares, Purchaser Warrants, Investor Warrants and Placement Agent Warrants were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.  Each of the Purchasers and Investors represented that it was an "accredited investor" as defined in Regulation D.

Item 7.01 Regulation FD Disclosure.

        On March 15, 2013, together with the Redemption Notice, the Company’s Chief Executive Officer sent a letter to holders of the Series A Preferred, which sets forth certain accomplishments achieved by the Company during the past year, and included certain forward looking statements.  A copy of the CEO Letter is attached to this Current Report on Form 8-K as Exhibit 99.2.

The information contained in this Item 7.01, including Exhibit 99.2, is being furnished pursuant to Item 7.01 of Form 8-K, “Regulation FD Disclosure.” This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.  Other Events.

Under the Certificate of Designation of the Relative Rights, Powers and Preference of the Series A Preferred (the “Certificate of Designation”), the Company may, upon 30 days written notice, redeem all issued and outstanding shares Series A Preferred for $10.00 per share, plus all accrued dividends since December 31, 2012, less any applicable tax withholding as may be required by law.  Holders of Series A Preferred may elect to convert, rather than redeem, their shares of Series A Preferred into 3.33 shares of Common Stock, at $3.00 per share, until 5:00 pm MST on April 15, 2013 (the “Redemption Date”).

On March 13, 2013, the Company announced that it will redeem all of its issued and outstanding shares of Series A Convertible Preferred Stock (“Series A Preferred”) on the Redemption Date.  As of March 13, 2013, there were 674,005 shares of Series A Preferred issued and outstanding.  A copy of the Notice of Redemption and Right to Convert, which was sent to holders of Series A Preferred on March 15, 2013 (“Redemption Notice”) is attached to this Current Report on Form 8-K as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits

Exhibit Number
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Purchaser Warrant
99.1	Press Release, dated March 13, 2013
99.2	CEO Letter
99.3	Form of Redemption Notice

Disclaimer.

The descriptions of Purchase Agreement, Registration Rights Agreement, Purchaser Warrant, Investor Warrant, Placement Agent Warrant and the Redemption Notice do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Purchase Agreement, form of Registration Rights Agreement, form of Purchaser Warrant and form of Redemption Notice, attached hereto as Exhibits 10.1, 10.2, 10.3 and 99.3, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK CITY GROUP, INC.

Date: March 15, 2013	By:	/s/ Randall K. Fields
Randall K. Fields
Chief Executive Officer